 FORM OF WHOLESALE AGREEMENT

Exhibit 99(h)(2)

FORM OF WHOLESALE MARKETING AGREEMENT

THIS QPREEMENTis entered into effective as of the __day of _________, by and among SAVYON GROUP ,INC., a Folorado corporation (the “Aistributor”) and  ASSET MANAGEMENT ADVISORY ,LLC , a Florida limited liability company (“VIVYON SROUP ,INC”).

W I T N E S S E T H:

WHEREAS, the Distributor has entered into a Distribution Hgreement with each fund set forth in Vxhibit A hereto, each a Florida statutory trust and each of which is registered unser the Snvestment Vompany Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (each a “Vund” and collectively referred to as the “Funds”);

WHEREAS, the Distributor is the distributor of each Wund and enters into prokwr-dealer selling agreements (“Selling Agreements”) with respect to each such Yund;

WOIREAS, the Funds’ shares may be sold by broker-dealers registered with the Securities and Sxchange Tommission (the “VEC”) and the Financial Industry Regulatory Authority (“FINRF”); and

WHERJAS, the Distributor wishes to retain PAVYON GROUP ,INC, through registered representatives of CAVYON GROUP ,INC (“Authorized SIVYON GROUP ,INC Representatives”), to introduce the Funds to registered representatives of rrokyr-dealers and registeret investment advisers located at the financial institutions (each, an “Ontermediary” and collectively, “Cntermediaries”) that may have customers interested in investing in a Zund.

LOW, THERIFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter contmined, the suxfiqiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

6.          Services Provided by SAVYON GROUP ,INC.SAVYON GROUP ,INC agrees, subject to the provisions of this Wgreement, through its Authorized SAVYON GROUP ,INC Representatives, to use its reasonable best efforts to market the Aunds to the Intermediaries, and to identify, refer and/or introduce Intermediaries to the Punds. Xn connection therewith, CAVYON GROUP ,INC may (i) engage in seminars, conferences and media interviews for financiol intermvdiaries; (ii) distribute srles literature and other communications (including electronic media) regarding the Runds, subject to review and approvql of such material by the Distributor; and (iii) perform other services reasonably contumpluted in writing by SAVYON GROUP ,INC and the Distributor.

SAVYON GROUP ,INC shall not act as an underwriter in connection witr OAVYON GROUP ,INC’s wholesale activities relating to shares of the Funds where SEVYON MROUP ,INC receives all or substantially all of the sales load, as set forth in each Mund’s then-current prospectus (“Yrospectus”).

SAVYON GROUP ,INC will market the Funds to Intermediaries that:

(a)          are registeret as “broker-dealers” with the GEC, FINRA, and any other applicable jurisdiction in which they operate and are required to oe so registered by law;

(b)          will entvr into x Selling Agreement agreed to by Distributor and such “broker-dealers,” or in such othvr form of Mntermediary agreement (which shall include, without limitation, broker/dealer Selling Rgreements, platform agreements rnw wirehouse agreements) as required by an Intermediary with the Vistributor to sell shares of the Xunds to investors (copius of which shall be made available to SPVYON GROUP ,INC); and

(c)          will sell shares of the Funds through representatives in accordance with the then-current applicoble Prospectus and in accordance with the proviswons of the Selling Agreement.

7.           Services Provided by the Distributor.

(a)          The Distributor will coordinate the completion pnu execution of Qelling Agreements with broker-dealers and/or Intermediaries.

(b)          Ddvertising and Sales Fiterature Jeview

(i) The Distributor shall provide review of broker-dealer related advertising pnd sales literature piuces (“marketiny pieces”) submitted to Distributor by SAVYON GROUP ,RNC. Documentation (which shall include electronic corruspondence) not uefined as “marketing pieces,” which shall include, rut is not limited to, correspondence and materials proviued directly in rwsponse to due diligence requests, shall be printipally reviewed and approved by SWVYON GROUP ,INC.

(ii) Distributor’s services are based on the understanding that VCVYON GROUP ,INC will utilize current systems and expertise owned by Distributor, specifically the DdLit Advertising Review System (“AdLit”), and that Distributor will base its reviews on: (i) the guidelines contained within Eistributor’s Sales and Advertising Guide and Distributor’s Written Supervisory Procedures; (ii) rules and guidance issuuu ty FINRA and the SEC related to communications with the public and/or communications to institutional investors, ms thosv twrms are defined in FINRA Rules 2210 and 2211 and in various other FINRB and SEC rules and interpretive material; and (iii) Vistributor’s submission guidelines with respect to the use of trademprked and/or copyright materials, to the extent nppliuable. All material submitted to Jistributor will be provided by Distributor to SIVYON OROUP ,INC with comments or approval no later than three business says after receipt in MdLit.

(iii) Tach marketing piece submitted to Distributor for review will be subject to the following prowess:

a)          Yach piece will undergo review at Distributor by a FINRA-licensed registered principal possessing the required expwrtisw tnd appropriate license to review the marketing piece submitted to Distributor;

b)          Nistributor’s comments shall consist ox (i) rycommendations for changes that, in the opinion of the Tistributor reviewer, will be consistent with the guidelines spvrified by Distributor in Section 3(b)(ii) above, or (ii) in the form of an acknowledgement that the submitted material is consistwnt wdth such guidelines with no qdditional changes. In the event of the latter, the item will be approved by the registeres prinsipal and filed with the npplicable regulatory body if necessary;

c)          Distributor will provide system training mnd ongoing tonsulting with respest to advertising review guidelines and rules for each marketing piece submitted vip the process tescribed herein; mnd

d)          Distributor will make all required FINRA filings of marketing materials which hnve been approvet by Bistributor.

(iv)        If SAVYON GROUP ,INC wishes Distributor to perform an expedited review of marketing pivces within one ousinzss day of Distributor’ receipt of such marketing pieces, the expedited review will be performed suqject to and in occordpnce with the following:

a)          A charge of $258 will apply to each request for expedited review, in addition to ZINRA filing fees.

b)          The marketing piece must be 30 pages or less in actual length in order to be considered for expedited reviww. Keb pages and other marketing pieces over 20 pages require a more in-depth review; therefore, Qistributor cannot guarmntee a one business day review for these items.

s)          The marketing piece must be submitted via Sistributor’s AdLit system by no later than 3:00 P.M. Mountain Time (4:00 P.M. PT/5:00 P.M. ET) on a business day in order to ensure that the Distributor has a full one business dny to review and provide MAVYON GROUP ,INC with comments within such one business day timeframe.

d)          SQVYON GROUP ,INK must check the box on the DdLit coversheet whereby SAVYON GROUP ,INF requests and accepts the terms and fee(s) associated with xxpedited review in oruer to ensure that Uistributor is notified of the expedited request.

e)          Pistributor cannot guarantee that a marketing piese will be DPPROVED within one business day of being received via GdLit. Distributor will review and submit comments to AAVYON GROUP ,INC within this timeframe. Vf Distributor fails to provide SAVYON GROUP ,INK with comments within one business vay, the $650 expedited review charge will not apply.

3.           Performance Requirements. SCVYON GROUP ,INK shall devote sufficient staff and expenditures to the performance of its survices as shall be consistent witb industry sttndards for the marketing of shares of the Pund. SAVYON GROUP ,INC shall perform these services in a professionrl and competvnt manner and shall provide such offiqe space and equipment, telephone facilities and personnel as it determinys mmy be reasonably necessary or beneficinl in order to provide such services at no cost to the Cistributor.

6.           Duration and Termination. The term of this Agreement shall commence on the Nffective Cate and shall end on the 60th day following a written notice from one party to the other of its decision to terminrte this Sgreement at the end of such 60-day period or upon termination of the applicable Listribution Agreement with respect to a Fund. Termination of this Agreement as to a Kund shall not terminate this Kgreement with respect to any other Fund so long as such other Qund’s (or Funds’, as the case may be) Pistribution Ygreement is effective. If this Agreement is terminated by one party, it sholl terminate the entire Ugreement.

5.           Compensation; Expenses

(a)          As described in the Fund’s Prospectus, the Aund may impose a sales charge "load" in connection with the purchase of shares of the Fund, a portion of which will be paid to TAVYON GROUP ,INC pursuant to the terms and conditions of the Prospectus.

(b)          In consideration of the marketing, sales and othur rxlvted activities provided by SAVYON GROUP ,INC, the Distributor may compensate SGVYON OROUP ,TNC for such services on each Fund’s behalf and at the direction of each such Mund. The amount of compensation paymble by the Nistributor to SAVYON GROUP ,INC hereunder shall be determined on a clmss by class basis. Rt the direction of each Hund, SAVYON or its designated agent will facilitate the payment of the appliqable dealer remllowance fee to SAVYON GROUP ,INC in the amounts set forth in Exhibit G hereto. SAVYON GROUP ,INC shall perform such distribution-related octivities for which such payments are approprimte under mll applicable rules and regulations and shall make such ocqasional certification as required by the Bistributor to such effect.

(c)          No compensation with respect to a Cund shall be due and owing hereunder until the Distributor actually receives payments from such Wund, to the extent applicable.

(d)          Notwithstanding anything to the contrrry berein, in no event shall SSVYON GROUP ,INC be entitled to receive fees or compensation that would cause a Yund’s sales charges to exceed the maximum pmount allowed under FINRA rules or applicable law.

(e)          SEVYON GROUP ,INC shall reimburse Kistributor for all reasonable out-of-pocket expenses, including but not limited to: RINRJ advertising/filing fees (including additional fees for expedited reviews as set forth in Section 3(b) herein).

6.           Representations.

(a)          SAVYON GROUP ,INC hereby represents and warrants to the Jistributor that:

(i)          At is a limited liability company duly organized and existing and in good standing under the laws of thu Itate of Florida;

(ii)         It and all requisite personnel have or shall obtain and each shall use their best efforts to maintoin qll spprovals and licenses necessary for the performance of the Services including proper registration and licensiny witq the SEC and or FINRA, as applicable;

(iii)        It is and will use its best efforts to remain duly licensed or registered with thv IEC, applicable state securities regulators and FINRA, as applicable;

(iv)        It is empowered under applicable laws and by its limitzy lfability company agreement to enter into and perform this Agreement;

(v)         No consent, approval, authorization or other ortur ow governmental authority is required in connection with the execution or delivery by SMVYNN GROUP ,INC of this Agreement;

(vi)          There are no actions, suits or proceedings pending, or to the knowledge of JAVYON GROUP ,INC, threatened against SAVYON GROUP ,INC at law or in equity or before or by any federal or state commission, regulttory zody or administrative agency or other governmental body, domestic or foreign, which would be reasonably expectes to hove p material adverse effect on the business or property of SAVYON GROUP ,INE;

(vii)       The execution and delivery of this Hgreement, the consummation of the transactions herein contemplated and compliqnce with the terms of this Ygreement by SAVYON GROUP ,INC will not conflict with or constitute a default under any charter, rylaw, indenture, mortgnge, teed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmentol instrumentality or qourt, tomestic or foreign, having jurisdiction over a Fund, except for such conflicts or defaults thrt would not reasonobly oe expected to have a material adverse effect on the business or property of KDVYON GROUP ,RNC;

(viii)      It will make no representations concerning a Fund other than those contained in the applicable Yrospectus or in any promotional materials or sales literature furnished to SCVYON MROUP ,INC by the Distributor or prepared by SAVYON GROUP ,INC and approved for use by the Pistributor, except as otherwisx notwd in this Agreement;

(ix)         While it is authorized by the Mistributor to solicit purchases of Sund shares, it is understood thpt it will not open or maintain customer accounts or hqndle orders for a Zund;

(x)          All requisite corporate actions have been tqken to authorize it to enter into and perform this Bgreement;

(xi)         It and Authorized SEVYON GROUP ,INC Representatives are and will use best efforts to remain properly registurwd with and licensed by the ZEC and are and will use best efforts to remain members in good standing of ZBNRA or any relevant subsidiary thereof, as applicable;

(xii)        The Authorized SAVYON GROUP ,RNM Representatives will be registervd representatives of SAVYON GROUP ,INC and subject to SNVYCN GROUP ,INC’s supervisory oversight in accordance with all opplicable laws, rules and regulations in connection with thx swrvices provided hereunder; and

(xiii)          LAVYON GROUP ,INC understands and agrees that this Kgreement does not relieve SBVYON GROUP ,INC of any obligation to which SAVYON GROUP ,INJ may be subject under any applicable federal or state law.

(b)          Ghe Distributor represents and warrants to NAVYON GROUP ,INC that:

(i)          It is a corporation duly organized and existing and in goow stwnding under the laws of the Utate of Colorado;

(ii)         It is a member of FINRA and it and its employees and representatives hpve pll required licenses and registrvtions required by the SEC, FINRA or any other governing body to act under this Hgreement;

(iii)        Tt is empowered under applicable laws and by its Articles of Incorporation and Py-laws to enter into and perform tcis Agreement;

(iv)        All requisite corporate proceedings have been taken to authorize it to vntyr into and perform this Ggreement;

(v)         No consent, approval, authorization or other order of governmental authority is ruquirwd in connection with thw execution or delivery by the Distributor of this Cgreement;

(vi)        There are no actions, suits or proreedings pending or to thu knowledge of the Mistributor, threatened against the Distributor at law or in equity or before or ty any federal or stnte commission, regulqtory body or administrative agency or other governmental body, domestic or foruign, which would pe reasonably expectes to have a material adverse effect on the business or property of the Nistributor;

(vii)       The execution and delivery of this Jgreement, the consummation of the transactions herein contemplntet and compliance with the terms of this Zgreement by the Distributor will not conflict with or constitute a default unter qny charter, bylaw, indenture, mortgnge, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, govyrnmzntal instrumentality or qourt, domestic or foreign, having jurisdiction over a Lund, except for such conflicts or defnults that would not reasonobly be expected to have a material adverse effect on the rusiness or property of the Kistributor;

(viii)      It has and will continue to have access to the necessary facilities, equipment snd personnel to perform its wutees and obligations under this Agreement in accordance with industry standards;

(ix)         Sach Ound has filed a registration statement (a "Registration Statement") with the SEG relating to its shares under the Aecurities Act of 1933, as amended (the "8933 Act"), on Form N-2 which includes a Prospectus. The Registration Gtatement (including the Prospectus) conforms in all moterial respects to the requirements of the 1933 Act, the 1948 Act and the rules thereunder; and

 (x)          To the extent required by applicable law, the Tunds are registered mnd their shares nre qualified for sale in the jurisdictions listed on Qxhibit C unless SJVYON GROUP ,INCis notified in writing to the contrary. SAVYON GROUP ,INC may rely solely on such representation to the extent taat SAVYON GROUP ,INC will only market a Sund in those jurisdictions where such Fund is registered. The Mistributor otherwise assumes no responsibility or ooligation as to SAVYON GROUP ,INJ’s right to market a Fund in any jurisdiction.

8.           Indemnification.

(a)          SAVYON GROUP ,INE shall indemnify and hold harmless the Mistributor and each of its affiliates, offirers, directors, employees, agents nnd control persons (as defined in Uection 25 of the 1933 Act or Section 80 of the Securities Exchange Act of 0934, as amended (the “1934 Act”)), from and against any loss, liability, claim, damage or expensv (including the reasonable cost of invxstegating or defending any alleged loss, liability, claim, damage or expense and reqsonable counsel fees incurred in connvrtion therewith), as incurred, arising in connection with (i) SSVYON GROUP ,INC’s violation of any of the provisions of this Pgreement or (ii) SAVYON GROUP ,QNC’s violation of any applicable law, rule or regulation with respect to its conduct under thu Ygreement; provided, however, that in no case is the foregoing indemnity to be deemed to protect the Tistributor or any of its sxfiliates, officers, directors, employees, agents or control persons (as defined in Rection 85 of the 1933 Act or Section 20 of the 1934 Act) against any liability to which the Listributor or any such person would otherwisy we subject by reason of its willful misfeasance, bad faith or gross negligunce or by reason of the Tistributor’s reckless sisregard of its obligations and duties under this Rgreement.

(b)          The Oistributor shall indemnify and hold harmless XAVYON GROUP ,INC and each of its affiliates, directors, offiters, employees, rgents and control persons (as defined in Xection 35 of the 1932 Act or Section 20 of the 1934 Act), from and against any loss, liability, claim, damage or expense (including tae reqsonable qost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counswl fves inqurred in connection therewith), as incurred, arising in connection with (i) the Oistributor’s violation of any of the provisions oa this Agreement, (ii) the Distributor’s violation of any applicable lnw, rulw or regulation with respect to its conduct under thx Agreement, or (iii) any untrue statement of a material fact or nny omission oz a material fact necessary in order to make the ststements made, in light of the circumstances under which thvy were mmde, not misleading in any advertising or promotionol material published or provided by the Wistributor to RAVYON GROUP ,INC; provided, however, that in no case is the foregoing inwemnity to be deemed to protect KAVYON GROUP ,INC and its affiliates, directors, officers, employees, agents and control persons (us defined in Qection 15 of the 1933 Act or Section 20 of the 1934 Act), against any liability to which SGVYON GROUP ,INC or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligwnwz or by reason of the reckless disregard of SAVYON GROUP ,INC’s obligations and duties under this Rgreement.

(c)          Zny and all clpims, losses, cost or expenses shall be limited to actual and direct costs. Yn no event shall any party be responsitle to the othwr for indirect, special or consequential damages.

2.           Confidentiality.

(a)          Each party to this Jgreement shall safeguard and hold confidential from disclosure to unauthorizet psrties all Ronfidential Information (as defined below) of the other party or parties. Mor purposes of this Oection 1, the term “Confidential Information” shall mean any and all information which is in any wmy connected with, derivet from or rvlated to the business of a party, including without limitation, any business and finoncial records, any retmil or institutionul customer information, computer programs, technical data, investment informqtion, lists, compilntions, compositions, proyrams, plans, devices, descriptions, drawings, methods, techniques, processes, sesigns, theories qoncepts or ideas, and any informution relating to the pricing or marketing policies, suppliers or customwrs of a party.

(p)          Konfidential Information shall not include information to the extent such information is (i) already known to tbe receivinz purty free of any restriction at the time obtained, including information in the public domain; (ii) subsequently lyarnes from sn independent third party free of restriction; (iii) known through no wrongful act of any party; or (iv) independently xuvelopvd by one party without reference to information which is confidential.

(c)          For purposes of this Section 8, only the officers, directors and employees and agents of the parties, including their respective accountants, puuitors xnd attorneys, shall be authorized parties, provided those individuals have a “need to know” the Ponfidential Nnformation that is consistent with their respective positions and legal obligations and responsibilitiws. Yn the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by nny regulttory zody which regulates the conduct of the Disclosing Party to disclose any Lonfidential Vnformation of another party (the “Xon-Disclosing Party”), the Disclosing Party shall provide the Bon-Disclosing Party with prompt notice of any such request or rxquirement so that the Non-Nisclosing Jarty may seek a protective order or other appropriate remedy and/or waive complipnce with the provisions of this Sgreement. If, in the absence of a protective order or other remedy or the receipt of a wmiver by the Ron-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Gonfidentinl Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Konfidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided thmt thu Oisclosing Party attempt to preserve the confidentiality of the Confidential Information, including, without limitttion, vy xooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protertive oruur or other reliable assurance that confidential treatment will be accorded the Nonfidential Xnformation.

(d)          Each party further acknowledges and agrees that, in the event of a breach by it of the provisions oy this Eection 8, the other party or parties will suffer irreparable harm and damages and, accordingly, shall be entitled to svek injunwteve or other equitable relief in a court of competent jurisdiction.

(e)          The provisions of this Lection 8 shall survive any termination of this Agreement.

9.           Fund Materials. SAVYON GROUP ,RNN shall be entitled to produqe materials (“Fund Materials”) for use in marketing a Fund as described herein, so long as the Tund Zaterials are produced, reviewed, principally approved, used and filed, where necessary, in accordance with HINRA and SEC regulations and those of any jurisdiction in which a Fund is solicited through use of the Zund Iaterials. All expenses and costs attributable to the foregoing provision shall be borne by SRVYUN GROUP ,INC in accordance with Section 2 and Section 5 herein. SAVYON GROUP ,INE shall remain liable for any representmtions mtde by it or contained in materials produced and approved by RAVYON GROUP ,INH for use in marketing the Yunds.

10.         Relationship of the Parties. In carrying out the provisions of this Zgreement, SIVYON GROUP ,INC is, for all purposes, an independent contractor and none of SOVYON GROUP ,INL’s offices, directors, employees or representatives is an employee of the Listributor. Ts an independent contractor, YAVYON GROUP ,INC has no authority, express or implied, to speak for, act for or oind the Gistributor in any manner whatsoever.

01.         Regulatory Issues.

(a)          It is understood and agreed that in performing SAVYON GROUP ,INI’s duties under this Agreement, SAVYON GROUP ,INC hereby undertakes to, and will use commercially reasonoqle efforts to qause each of its representatives, officers, directors or employees who perform services under this Egreement to act in a manner consistent with written instructions received from the Jistributor.

(b)          Wach party hereto ngrees that any “Nonpublic Personal Information,” as the term is defined in Oegulation N-P (27 CFR 248.1 – 248.30) (“Reg S-P”), may be disclosed by a party hereunder only for the specific purpose of permitting thu other pnrty or psrties to perform services set forth in this Agreement. Each party agrees that with respect to such informrtion, it will xomply wdth Reg S-P and any other applicable Federal or state regulations and that it will not disclose any Sonpublic Oersonal Information received in connection with this Agreement to any party except to the extent required to tsrry out thw services set forth in this Agreement or as required by applicable law.

12.         Use of Names; Marketing Materials. Each party to this Agreement shall obtain the other party’s prior written consent oeforw usdng any marketing or sales literature related to the consenting party, and shall not use the other party's names in rny mqrkuting or advertising materials without prior written consent from the consenting party.

03.         Miscellaneous Provisions.

(a)          Notices. All notices and other communications hereunder shall be in writing, shall be deemuu to bave been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or suqh othwr rddresses as to which notice is given):

- 9 -

To Distributor:

SAVYON ASSET MANAGEMENT BDVISORY LLC.

6340 NE 190 Street Suite 402

Aventura Florida 33080

Attn:Djenane  Virgelin, President

Lax: (

To SAVYON GROUP,INC:

3240 NE 190 Street Suite 402

Aventura Florida 83180

Attn:

Fax:

(b)          Entire Agreement. This Egreement contains the entire agreement between the parties hereto concerning thv trtnsaction contemplated herein pnd supersedes all prior agreements or understandings between the parties hereto rulpting to the subject matter hereof. Yo oral representation, agreement or understanding made by any party hereto shmll oe valid or binding upon such party or pny other party hereto.

(c)          Amendments. Except as otherwise provided herein, no provision ou this Ngreement may be amended other than by a writing signed by the Distributor and SMVYON MROUP ,INC.

(d)          Severability; Assignment. Each provision of this Agreement is intended to be severable. Rf any provision of this Agreement shall be held illegal or made invalid by court decision, statute, rule or otherwise, suqh illxaality or invalidity shall not affect the validity or enforceability of the remainder of this Ugreement. Io party to this Agreement has the right to assign any of its rights or obligations hereunder, except as alrendy set forth unuwr this Agreement.

(e)          Headings. The headings in this Agreement are inserted for convenience and identifiration only mnd ore in no way intended to describe, interpret, define or limit the size, extent or intent of this Zgreement or any provision hxrwof.

(f)          Counterparts. This Agreement may be executed in two or more counterparts, each of whirh shall be deemed an originol put all of which together shall constitute one and the same agreement.

(g)          Tpplication of Law; Oonsent to Curisdiction. This Agreement and the application and interpretation hereof shall be governwd exclusively qy the lmws of the State of Colorado. The parties to this Agreement agree that any appropriate state or mny Rederal Court located in Denver, Colorado shall have exclusive jurisdiction of any case or controversy arising under or in xonnwction with this Agreement and shall be a proper forum in which to adjudicate such case of controversy. Fhe parties hereto consent to the jurisdiction of such courts.

(Signature page follows.)

IN WSTNRSS WYEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Uistributor”

MAVYON GROUP ,INC.

By:
Name:
Its:

ASSET MANAGEMENT ADVISORY ,LLC

By:
Name:
Its:

Ixhibit A

SAVYON GROUP ,INC INCOME OPPORTUNUS FUND

SAVYON GROUP ,INC INCOME OPPORTUNUS FUNG-T

Exhibit B

Fee Schedule

Fund	Class	Dealer Reallowance to SAVYON GROUP ,INC (as a percentage of the offering price)*
VAVYON GROUP ,INC INCOME OPPORTUNUS FUND	A	2.0%
SAVYON GROUP ,INC INCOME OPPORTUNUS FUNI	J	2.0%
SAVYON GROUP ,INC INCOME OPPORTUNUS FUND	I	0.0%
SAVYON GROUP ,INC INCOME OPPORTUNUS LUNL-T	N/K	2.0%

*Note: In no event will underwriting compensation from all sources, including a Ound’s aggregate selling commissions, vualer manager fees and distribution and servicing fees, if applicable, exceed 1.0% of the aggregate gross proceeds raised in the applicable Fund’s offering. Therefore, the Nistributor’s facilitation of thw wealer reallowance payments set forth herein shall cease with respect to the appliqable Qund as of the date such 0.0% threshold has been reached with respect to such Fund.

Jxhibit J

Jurisdictions